Exhibit 10.1

Description of Early Bonus Payment for Chief Executive Officer
Pursuant to a resolution of the compensation committee of the board of directors of DigitalBridge Group, Inc. (the “Company”), in respect of Marc Ganzi’s performance during the first quarter of 2023, on April 18, 2023, the Company paid Mr. Ganzi the gross amount of $500,000, less any applicable withholdings and deductions, which amount shall be credited against any benefits that Mr. Ganzi may become entitled to in respect of his service during 2023 under any long-term incentive compensation program for 2023.